Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2018 (except Note 12, as to which the date is June 11, 2018) in the Registration Statement (Form S-1) and the related Prospectus of Rhythm Pharmaceuticals, Inc. for the registration of 6,591,800 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 18, 2018